UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

AMENDMENT NO. 1
TO
FORM 8-K
ON FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 30, 2011

ASCEND ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 West Broadway, PMB 402, Jackson, Wyoming	83001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 734-2645

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

    Ascend Acquisition Corp. (the “Company”) filed on Mach 31, 2011 a Current Report on Form 8-K.  The date of such report, and the date of the information reported therein, was incorrect.  The purpose of this Amendment is to amend and restate the original filing in its entirety.

Item 1.01.                      Entry into a Material Definitive Agreement.

On March 30, 2011, Ascend Acquisition Corp. (the “Company”) issued a convertible promissory note to Jonathan J. Ledecky, the Company’s Chief Executive Officer, with a principal amount of $25,000.  The note is due and payable in full on demand and bears interest at the rate of 5% per annum.  At any time prior to the payment in full of the entire balance of the note, Mr. Ledecky has the option of converting all or any portion of the unpaid balance of the note into shares of the Company’s common stock at a conversion price equal to $0.19 per share, subject to adjustment upon certain events.  The conversion price was based on the market price of the Company’s common stock at the time of the issuance of the note.  Assuming no adjustment to the conversion price, if Mr. Ledecky converts the entire principal balance of the note, he would receive 131,579 shares of the Company’s common stock.

The preceding description of the terms, provisions and conditions of the note is a summary and is qualified in its entirety by the copy of the note that is attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K to the extent required.

Item 9.01  Financial Statements and Exhibits

(d)      Exhibits

10.1	Convertible Promissory Note dated March 30, 2011 in the original principal amount of $25,000 executed by the Company in favor of Jonathan J. Ledecky.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2011

ASCEND ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Chief Executive Officer